Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-110924) pertaining to the FleetBoston Financial Savings Plan of our report dated June 6, 2003, with respect to the statement of net assets available for benefits of the FleetBoston Financial Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2002.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

June 22, 2004